Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

J.P.Morgan

J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (JPVOLUSA)

The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (the "Strategy" or "Volemont") (**JPVOLUSA <Index>**) is a fully transparent and directly investable strategy that references the level of implied vs. realized volatility of the S&P 500 Index (the "S&P 500")

Overview

- The Strategy aims to monetize the difference (the "carry") between implied and realized volatility by synthetically selling 30 calendar day variance swaps on the S&P 500 Index, while mitigating potential drawdowns through initiation of synthetic long futures positions in VIX futures contracts positions, when the carry signal indicates the market for VIX futures is in "backwardation" (which is typical during high volatility market conditions).
- Each strategy business day, the Strategy may initiate a synthetic 30-day variance swap position on the S&P 500 according to the observed carry signal (the "Variance Component")
- Each strategy business day, the Strategy may initiate a synthetic exposure in futures contracts on the CBOE Volatility Index (the "VIX Index") according to the observed risk signal (the "Futures Component")
- The ability to combine tactical long and short variance positions aims to deliver robust, stable returns

Transparency of Replication

- The Strategy is constructed entirely from publicly available information, minimizing discretion
- The strike level of each synthetic variance swap is calculated based on the level of the VIX Index (which is a measure of implied volatility) as published on Bloomberg
- The Index, the Variance Component and the Futures Component are subject to the deduction of a total of four types of fees and adjustments:
  - Index fee: on each day, the calculation of the Index reflects the deduction of 0.75% per annum;
  - Index adjustment: once each month, if the Futures Component is activated, a deduction, that approximates VIX futures slippage costs;
  - Futures Component adjustment: on each day, if the Futures Component is activated, a deduction, that approximates VIX futures slippage costs associated with rolling the VIX futures contracts; and
  - Variance Component adjustment: on each relevant day, the strike level of any synthetic variance swap will reflect the level of the VIX Index on that day less a strike adjustment, which approximates transaction costs, including bid-ask spreads and slippage costs.

Hypothetical and Actual Historical Monthly Performance December 31, 2007 through December 31, 2014



300
250
200
150
100
50
0
Volemont
S&P 500
Return per annum
14.37%
4.94%
Volatility per annum
12.26%
23.03%
Sharpe Ratio
1.17
0.21
J.P. Morgan Volemont Index - U.S. Equities
S&P 500
Dec07
Sep08
May09
Feb10
Oct10
Jun11
Mar12
Nov12
Aug13
Apr14
Dec14

Source: J.P. Morgan. Past performance is not indicative of future performance. Please see "Notes" on the following page. For purposes of this examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).

Hypothetical and Actual Historical Monthly Performance of the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2008	-1.50%	0.71%	-1.64%	1.25%	2.17%	-1.86%	-1.60%	-0.05%	-8.64%	29.57%	10.81%	-0.73%	**26.85%**
2009	-0.04%	7.39%	0.84%	1.35%	2.84%	3.80%	1.81%	3.17%	3.54%	-1.18%	2.96%	4.52%	**35.44%**
2010	0.21%	0.29%	3.33%	-0.63%	-0.45%	-4.15%	4.82%	1.93%	1.96%	3.59%	1.32%	4.39%	**17.53%**
2011	1.71%	1.95%	0.13%	2.60%	2.07%	-0.07%	-1.65%	-6.26%	9.03%	-5.69%	1.39%	1.55%	**6.05%**
2012	4.17%	3.28%	2.32%	0.16%	0.94%	1.30%	0.49%	2.15%	1.40%	1.28%	0.48%	1.14%	**20.78%**
2013	1.16%	-0.27%	1.48%	-1.10%	-0.39%	-0.51%	1.67%	0.22%	1.67%	1.35%	0.83%	-0.27%	**5.94%**
2014	-0.47%	-2.90%	1.45%	-0.18%	1.38%	1.34%	-0.92%	1.49%	-0.02%	-5.19%	1.65%	-4.04%	**-6.51%**

Source: J.P. Morgan. Past performance is not indicative of future performance. Please see "Notes" on the following page.

January 8, 2015

Notes

Hypothetical and actual, historical performance measures: Represent the performance of the Volemont Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through
April 29, 2013, and the actual historical performance of the Volemont Index based on the daily closing levels from April 30, 2013 through December 31,
2014, as well as the actual historical performance of the S and P 500 Index over the same periods. There is no guarantee the Volemont Index will outperform the
S and P 500 Index or any alternative strategy.

Volatility: hypothetical, historical annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period.
Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns over the relevant measurement period.

The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the annualized historical return divided by the annualized volatility.

The J.P. Morgan Volemont Strategy -- U.S. Equity (Series 1) (USD) has been live since 30th April 2013.

Risk Factors
The risks identified below are not exhaustive. Please see "Risk Factors" in the applicable product supplement and any applicable underlying supplement and
"Selected Risk Considerations" to the applicable term sheet or pricing supplement for additional information.

Our affiliated J.P. Morgan Securities pls is the index calculation agent and index sponsor and may adjust the Index in a way that affects its level and adversely affects your interests.

The Index has limited operating history. The Index was created on April 30,
2013, and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

The Index has concentration risk. The Index provides synthetic exposure to
30-day synthetic variance swaps on the SPX Index and VIX futures contracts with a maturity of between two and three months and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility.

The determination of the strike levels as part of the calculation of the
Variance Component includes a downward adjustment that will adversely affect the level of the Variance Component.

An increase in the realized volatility of the SPX Index may have a substantial adverse effect on the level of the Variance Component.

The returns on the synthetic variance swaps underlying the Variance Component are non-linear, which may have an adverse effect on the level of the Variance
Component.

The Variance Component may be uninvested at any time. Under these circumstances, the index fee will continue to be deducted from the level of the
Index, even though there is no exposure to synthetic variance swaps.

The daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Futures Component over time.

The Futures Component is likely to be uninvested (and, therefore, provide no exposure to VIX futures contracts) for sustained periods of time.

Due to the time lag inherent in the Futures Component, the Long Return Exposure may not be adjusted quickly enough in response to a change in market conditions for the investment strategy on which the Futures Component is based to be successful.

The Futures Component is an excess return strategy and not a total return strategy and therefore measures the returns accrued fro investing in uncollateralized futures contract. As an excess return strategy, the Futures
Component will therefore not generate the same return as investing directly in
VIX futures contracts or in a total return index related to the VIX futures contracts.

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

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Copyright 2015 JP Morgan Chase and Co. All Rights reserved. Additional information is available upon request.

January 8, 2015